Exhibit 4(i)(f)

                      ARTICLES OF AMENDMENT
                             OF THE
                  ARTICLES OF INCORPORATION OF
               UNITED DOMINION REALTY TRUST, INC.

  Under Section 13.1-639 of the Virginia Stock Corporation Act

1.   The name of the corporation is United Dominion Realty Trust, Inc.

2. The corporation's Articles of Incorporation shall be amended to add a new subsection (a) to Article 3 to read as follows:

     (a)  Series __ Preferred Stock.

               (1) Designation and Number. A series of the preferred stock, designated the "Series __ Preferred Stock" (the "Series __ Preferred"), is hereby established. The number of shares of the Series __ Preferred shall be _______.

               (2) Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the corporation, the Series __ Preferred shall rank senior to the common stock and any other class or series of stock of the corporation ranking, as to dividends and upon liquidation, junior to the Series __ Preferred (collectively, "Junior Stock").

               (3) Dividends. The holders of the then outstanding Series __ Preferred shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of $______ per share per year, payable in equal amounts of $_______ per share quarterly in cash on the last day, or the next succeeding business day, of _____, _____, _____ and _____ in each year, beginning _______________ (each such day being hereinafter called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being hereinafter called a "Dividend Period"), to shareholders of record at the close of business on such date as shall be fixed by the Board of Directors at the time of declaration of the dividend (the "Record Date"), which shall be not less than __ nor more than __ days preceding the Quarterly Dividend Date. The amount of any dividend payable for the initial Dividend Period and for any other Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends on each share of Series __ Preferred shall accrue and be cumulative from and including the date of original issue thereof, whether or not (i) dividends on such shares are earned or declared or (ii) on any Quarterly Dividend Date there shall be funds legally available for the payment of dividends. Dividends paid on the shares of Series __ Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

               The amount of any dividends accrued on any shares of Series __ Preferred at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series __ Preferred at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $______ for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made, based on a 360-day year of twelve 30-day months.

               Except as provided in these Articles, the Series __ Preferred shall not be entitled to participate in the earnings or assets of the corporation.

               (4)  Liquidation Rights.

               (A) Upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation, the holders of shares of the Series
          __ Preferred then outstanding shall be entitled to receive and to be paid out of the assets of the corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Stock, the amount of $___ per share, plus accrued and unpaid dividends thereon.

               (B)  After the payment to the holders of the shares of the Series
          __ Preferred of the full preferential amounts provided for in this paragraph (4), the holders of the Series __ Preferred as such shall have no right or claim to any of the remaining assets of the corporation.

               (C) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the corporation, the amounts payable with respect to the preference value of the shares of the Series __ Preferred and any other shares of stock of the corporation ranking as to any such distribution on a parity with the shares of the Series __ Preferred are not paid in full, the holders of the shares of the Series __ Preferred and of such other shares will share ratably in any such distribution of assets of the corporation in proportion to the full respective preference amounts to which they are entitled.

               (D) Neither the sale of all or substantially all the property or business of the corporation, nor the merger or consolidation of the corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (4).

               (5)  Redemption.

               (A) Optional Redemption. The corporation may, at its option, redeem at any time all or, from time to time, part of the Series __ Preferred at a price per share (the "Series __ Redemption Price"), payable in cash, of $___, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Series
          __ Redemption Date").

               (B)  Procedures for Redemption.

               (i) Notice of any redemption will be mailed by the corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series __ Redemption Date, addressed to the holders of record of the Series __ Preferred to be redeemed at their addresses as they appear on the stock transfer records of the corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series __ Preferred except as to the holder to whom the corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series __ Preferred may be listed or admitted to trading, such notice shall state: (a) the Series __ Redemption Date; (b) the Series __ Redemption Price; (c) the number of shares of Series __ Preferred to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series __ Redemption Price; (d) that dividends on the shares to be redeemed will cease to accumulate on the Series __ Redemption Date; and (e) the date on which conversion rights shall expire, the conversion price and the place or places where certificates for such shares are to be surrendered for conversion.

               (ii) If notice has been mailed in accordance with subparagraph
          (5)(B)(i) above and provided that on or before the Series __ Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares of Series __ Preferred so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series __ Redemption Date, dividends on the Series __ Preferred so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series __ Preferred and all rights of the holders thereof as shareholders of the corporation (except the right to receive the Series __ Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares of Series __ Preferred so redeemed (properly endorsed or assigned for transfer, if the corporation shall so require and the notice shall so state), such shares of Series __ Preferred shall be redeemed by the corporation at the Series __ Redemption Price. In case fewer than all the shares of Series __ Preferred represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series __ Preferred without cost to the holder thereof.

               (iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series __ Preferred shall be irrevocable except that:

                    (a) the corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                    (b) any balance of monies so deposited by the corporation and unclaimed by the holders of the Series __ Preferred entitled thereto at the expiration of two years from the applicable Series
               __ Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the corporation shall look only to the corporation for payment without interest or other earnings.

               (iv) No Series __ Preferred may be redeemed except with funds legally available for the payment of the Series __ Redemption Price.

               (v) Unless full accumulated dividends on all shares of Series __ Preferred shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series __ Preferred shall be redeemed (unless all outstanding shares of Series __ Preferred are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for capital stock of the corporation ranking junior to the Series __ Preferred as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the redemption of Series __ Preferred pursuant to Article 4 or the purchase or acquisition of Series __ Preferred pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series __ Preferred.

               (vi) If the Series __ Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the shares of Series __ Preferred to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the corporation's default in the payment of the dividend due.

               (vii)     In case of redemption of less than all shares of Series
          __ Preferred at the time outstanding, the shares of Series __ Preferred to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares of Series __ Preferred held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the corporation.

               (6) Voting Rights. Except as required by the Act, the holders of the Series __ Preferred shall not be entitled to vote at any meeting of the shareholders for election of directors or for any other purpose or otherwise to participate in any action taken by the corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

               (7) Conversion of Series __ Preferred into Common Stock. To be determined.

3. The amendment of the Articles of Incorporation was duly adopted by the Board of Directors of the corporation on ________________. Shareholder action was not required.

Dated __________________________

                         UNITED DOMINION REALTY TRUST, INC.



                         By:

                                   John P. McCann
                                       President